Exhibit 23.3

CONSENT OF SCHLUMBERGER TECHNOLOGY CORPORATION

As independent petroleum engineers, Data & Consulting Services Division of Schlumberger Data and Technology Corporation hereby consents to the incorporation by reference in the registration statement on Form S-8 (File No. 333-131153) and the registration statements (Nos. 333-146120, 333-148061, and 333-148134) on Form S-3 of Linn Energy, LLC of information from our Firm’s reserve report dated March 1, 2006 entitled “Reserve and Economic Evaluation of Proved Reserves of Certain Linn Energy, LLC Oil and Gas Interests As of December 31, 2005” and all references to our firm included in or made a part of the Linn Energy, LLC Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

/s/ CHARLES M. BOYER II, P.G
Name:	Charles M. Boyer II, P.G.
Title:	Operations Manager
Pittsburgh Consulting Services

Pittsburgh, Pennsylvania
February 28, 2008